Exhibit 10.14

EMPLOYMENT AND NONCOMPETITION AGREEMENT

This EMPLOYMENT AND NONCOMPETITION AGREEMENT (“Agreement”) is made as of the 1st day of January, 2004 between Marc Holliday (“Executive”) and SL Green Realty Corp., a Maryland corporation with its principal place of business at 420 Lexington Avenue, New York, New York 10170 (the “Employer”), and amends in its entirety and (subject to Section 3(i)) completely restates that certain employment agreement between Executive and the Employer dated as of January 1, 2001.

1.     Term.  The term of this Agreement shall commence on January 1, 2004 and, unless earlier terminated as provided in Section 6 below, shall terminate on January 17, 2010 (the “Current Term”); provided, however, that Sections 4 and 8 (and any enforcement or other procedural provisions hereof affecting Sections 4 and 8) hereof shall survive the termination of this Agreement as provided therein.  The Current Term shall automatically be extended for successive one-year periods (each, a “Renewal Term”), unless either party gives the other party at least three months’ written notice of non-renewal.  The period of Executive’s employment hereunder consisting of the Current Term and all Renewal Terms, if any, is herein referred to as the “Employment Period.”

2.     Employment and Duties.

(a)   Duties.  During the Employment Period, Executive shall be employed in the business of the Employer and its affiliates.  Executive shall serve the Employer as a senior corporate executive and shall have the title of Chief Executive Officer (“CEO”) and President of the Employer and, for so long as so elected, member of the Board of Directors of the Employer (the “Board”).  Executive, as CEO and President, shall be principally responsible for all decision-making with respect to the Employer (including with respect to the hiring and dismissal of subordinate executives), subject to supervision in the ordinary course by the Chairman of the Board or by the Board, it being expressly understood and agreed that Executive will consult frequently with the Chairman and that the Chairman may take an active role in working with Executive to develop the policies of the Company.  Executive’s duties and authority shall be as further set forth in the By-laws of the Employer and as otherwise established from time to time by the Board, but in all events such duties shall be commensurate with his position as CEO and President of the Employer.

(b)   Best Efforts.  Executive agrees to his employment as described in this Section 2 and agrees to devote substantially all of his business time and efforts to the performance of his duties under this Agreement, except as otherwise approved by the Board of Directors of the Employer (the “Board”); provided, however, that nothing herein shall be interpreted to preclude Executive, so long as there is no material interference with his duties hereunder, from (i) participating as an officer or director of, or advisor to, any charitable or other tax-exempt organizations or otherwise engaging in charitable, fraternal or trade group activities; (ii) investing and managing his assets as a passive investor in other entities or business ventures; provided that he performs no management or similar role (or, in the case of investments other than real estate investments, he performs a management role comparable to the role that a significant limited partner would have, but performs no day-to-day management or similar role) with respect to such entities or ventures and such investment does not violate Section 8 hereof; and provided, further, that, in any case in which another party involved in the investment has a material business relationship with the

Employer, Executive shall give prior written notice thereof to the Board; or (iii) serving as a member of the Board of Directors of a for-profit corporation with the approval of the Board.

(c)   Travel.  In performing his duties hereunder, Executive shall be available for all reasonable travel as the needs of the Employer’s business may require.  Executive shall be based in New York City or Westchester County, or within 25 miles of Manhattan but not in New Jersey or Long Island.

3.     Compensation and Benefits.  In consideration of Executive’s services hereunder, the Employer shall compensate Executive as provided in this Agreement.

(a)   Base Salary.  The Employer shall pay Executive an aggregate minimum annual salary at the rate of $600,000 per annum during the Employment Period (“Base Salary”).  Base Salary shall be adjusted upwards by the Board, at least once every two years, to correspond to increases (if any) in the New York City metropolitan area Consumer Price Index.  Base Salary shall be payable bi-weekly in accordance with the Employer’s normal business practices and shall be reviewed by the Board or Compensation Committee at least annually.

(b)   Incentive Compensation/Bonuses.  In addition to Base Salary, during the Employment Period, Executive shall be eligible for and shall receive such discretionary annual bonuses as the Board, in its sole discretion, may deem appropriate to reward Executive for job performance.  In the event of a Change-in-Control (as defined below), the minimum bonus for fiscal years ending after the Change-in-Control shall be $600,000.  Upon the execution hereof, (i) Executive shall also be granted a signing bonus of 95,000 restricted shares of the Employer’s common stock (“Common Stock”) which will be fully vested upon grant and which will be subject to a prohibition from any disposition, alienation, etc. for a period of two years from the date of grant, and (ii) the Employer shall pay Executive an additional cash amount, intended to serve generally as a tax gross-up equal to 40% of the value of the shares then included in Executive’s taxable income.  In addition, Executive shall be eligible to participate in any other bonus or incentive compensation plans in effect with respect to senior executive officers of the Employer, as the Board, in its sole discretion, may deem appropriate to reward Executive for job performance.  Executive shall be eligible to participate in the SL Green Realty Corp. 2003 Long-Term Outperformance Compensation Program, as amended December 2003 (the “Outperformance Plan”), subject to the terms and conditions as set forth in the Employer’s Outperformance Plan.  It is expressly understood that, with respect to awards under the Outperformance Plan, the provisions of the Outperformance Plan, as amended from time to time, and not the provisions of this Agreement, shall govern in accordance with their terms, except with respect to the 12 months of vesting credit provided for under the third sentence of Section 7(a)(iii).

(c)   Stock Options.  As determined by the Board, in its sole discretion, Executive shall be eligible to participate in the Employer’s then current Stock Option and Incentive Plan (the “Plan”), which authorizes the grant of stock options and stock awards of the Common Stock.  The Board shall review Executive’s level of participation during the fourth quarter of each fiscal year.

(d)   Other Equity Awards.  Executive will be granted 175,000 restricted shares of Common Stock, effective as of January 1, 2004, in accordance with and subject to definitive documentation which is consistent with the terms summarized on Exhibit A hereto and which is otherwise consistent with the Employer’s general practices for documentation contemplated by the Plan; and the vesting provisions applicable to Executive’s existing outstanding 127,500 restricted shares which have not yet vested shall as of January 1, 2004 be as summarized on such Exhibit A (and the definitive documentation therefor shall be amended accordingly).  In addition, (i) the Employer shall pay Executive an additional cash amount, intended to serve generally as a tax gross-up, upon each date on which any such restricted shares vest and become taxable, equal to 40% of the value of the shares included in Executive’s taxable income on such date and (ii) Executive will receive the full cash dividends attributable to all nonforfeited shares of restricted stock, regardless of whether such shares have become vested on the record date for such dividends.

(e)   Expenses.  Executive shall be reimbursed for all reasonable business related expenses incurred by Executive at the request of or on behalf of the Employer, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Employer.  Any expenses incurred during the Employment Period but not reimbursed by the Employer by the end of the Employment Period, shall remain the obligation of the Employer to so reimburse Executive.

(f)    Health and Welfare Benefit Plans.  During the Employment Period, Executive and Executive’s immediate family shall be entitled to participate in such health and welfare benefit plans as the Employer shall maintain from time to time for the benefit of senior executive officers of the Employer and their families, on the terms and subject to the conditions set forth in such plan.  Nothing in this Section shall limit the Employer’s right to change or modify or terminate any benefit plan or program as it sees fit from time to time in the normal course of business so long as it does so for all senior executives of the Employer.

(g)   Vacations.  Executive shall be entitled to paid vacations in accordance with the then regular procedures of the Employer governing senior executive officers.

(h)   Certain Other Benefits.  During the Employment Period, the Employer shall provide to Executive such other benefits, as generally made available to other senior executives of the Employer.  In addition, the Employer shall maintain life insurance for the benefit of Executive’s beneficiaries in a face amount equal to $10,000,000; provided, however, that such coverage shall only be required if available to the Employer at reasonable rates; and provided, further, that Executive cooperates as reasonably requested by the Employer in the Employer’s efforts to obtain such insurance.  If such insurance is not available at reasonable rates, then the Employer shall provide such coverage on a self-insured basis, at a cost to the Employer not to exceed the amount Executive would receive upon a termination by the Employer without Cause (as defined in Section 6(a)(iii) below) under Section 7(a)(ii); provided that, for purposes of this sentence, the multiplier in clause (y) of such Section shall be the lesser of (i) three or (ii) the number of years (including partial years) remaining in the then current Employment Period.

(i)    Loans.  Any loan expressly provided for under the predecessor to this Agreement shall continue in effect in accordance with the terms of such predecessor applicable to such loan (including without limitation with respect to the continuation of all provisions regarding loan forgiveness as provided in that certain predecessor employment agreement between Executive and the Employer dated as of January 1, 2001).

4.     Indemnification and Liability Insurance.  The Employer agrees to indemnify Executive to the extent permitted by applicable law, as the same exists and may hereafter be amended, from and against any and all losses, damages, claims, liabilities and expenses asserted against, or incurred or suffered by, Executive (including the costs and expenses of legal counsel retained by the Employer to defend Executive and judgments, fines and amounts paid in settlement actually and reasonably incurred by or imposed on such indemnified party) with respect to any action, suit or proceeding, whether civil, criminal administrative or investigative (a “Proceeding”) in which Executive is made a party or threatened to be made a party, either with regard to his entering into this Agreement with the Employer or in his capacity as an officer or director, or former officer or director, of the Employer or any affiliate thereof for which he may serve in such capacity.  The Employer also agrees to secure and maintain officers and directors liability insurance providing coverage for Executive.  The provisions of this Section 4 shall remain in effect after this Agreement is terminated irrespective of the reasons for termination.

5.     Employer’s Policies.  Executive agrees to observe and comply with the reasonable rules and regulations of the Employer as adopted by the Board from time to time regarding the performance of his duties and to carry out and perform orders, directions and policies communicated to him from time to time by the Board, so long as same are otherwise consistent with this Agreement.

6.     Termination.  Executive’s employment hereunder may be terminated under the following circumstances:

(a)   Termination by the Employer.

(i)            Death.  Executive’s employment hereunder shall terminate upon his death.

(ii)           Disability.  If, as a result of Executive’s incapacity due to physical or mental illness or disability, Executive shall have been incapable of performing his duties hereunder even with a reasonable accommodation on a full-time basis for the entire period of four consecutive months or any 120 days in a 180-day period, and within 30 days after written Notice of Termination (as defined in Section 6(d)) is given he shall not have returned to the performance of his duties hereunder on a full-time basis, the Employer may terminate Executive’s employment hereunder.

(iii)          Cause.  The Employer may terminate Executive’s employment hereunder for Cause by a majority vote of all members of the Board, excluding the vote of Executive.  For purposes of this Agreement, “Cause” shall mean:  (i) Executive’s engaging in conduct which is a felony; (ii) Executive’s engaging in conduct constituting a material breach of fiduciary duty, gross negligence or willful and material misconduct, material fraud or willful and material misrepresentation; (iii) Executive’s material breach of any of his obligations under Section 8(a) through 8(e) of this Agreement; or (iv) Executive’s repeated failure to competently perform his duties which failure is not cured within 30 days after receiving notice from the Employer specifically identifying the manner in which Executive has failed to perform (it being understood that, for this purpose, the manner and level of Executive’s performance shall not be determined based on the financial performance (including without limitation the performance of the stock) of the Employer).

(iv)          Without Cause.  Executive’s employment hereunder may be terminated by the Employer at any time with or without Cause (as defined in Section 6(a)(iii) above), by a vote of two-thirds or more of all of the members of the Board (not taking into account Executive as a member of the Board), upon written notice to Executive, subject only to the severance provisions specifically set forth in Section 7.

(b)   Termination by Executive.

(i)            Disability.  Executive may terminate his employment hereunder for Disability within the meaning of Section 6(a)(ii) above.

(ii)           With Good Reason.  Executive’s employment hereunder may be terminated by Executive with Good Reason effective immediately by written notice to the Board.  For purposes of this Agreement, with “Good Reason” shall mean: (i) a failure of the Board to continue Executive in any offices in accordance with the provisions of Section 2(a) or of Executive to be continued as a member of the Board; (ii) a failure by the Employer to pay compensation in accordance with the provisions of Section 3, which failure has not been cured within 14 days after the notice of the failure (specifying the same) has been given by Executive to the Employer; (iii) a material breach by the Employer of any other provision of this Agreement which has not been cured within 30 days after notice of noncompliance (specifying the nature of the noncompliance) has been given by Executive to the Employer; (iv) the relocation of the Employer’s principal executive offices to a location not meeting the requirements of the last sentence of Section 2(c); or (v) on and after the occurrence of a Change-in-Control (as defined in Section 6(c) below), “Good Reason” shall also include, in addition to the foregoing:

(A)          a change in duties, responsibilities, status or positions (including without limitation the appointment of a co-CEO or a change in Executive’s status to co-CEO) with the Employer that does not represent a promotion from or maintaining of Executive’s duties, responsibilities, status or positions as in effect immediately prior to the Change-in-Control, or any removal of Executive from or any failure to reappoint or reelect Executive to such positions, except in connection with the termination of Executive’s employment for Cause, disability, retirement or death;

(B)           a reduction by the Employer in Executive’s Base Salary or the payment of a bonus less than any minimum required under Section 3(b);

(C)           the failure by the Employer to continue in effect any of the benefit plans including, but not limited to ongoing stock option and equity awards, in which Executive is participating at the time of the Change-in-Control of the Employer (unless Executive is permitted to participate in any substitute benefit plan with substantially the same terms and to the same extent and with the same rights as Executive had with respect to the benefit plan that is discontinued) other than as a result of the normal expiration of any such benefit plan in accordance with its terms as in effect at the time of the Change-in-Control, or the taking of any action, or the failure to act, by the Employer which would adversely affect Executive’s continued participation in any of such benefit plans on at least as favorable a basis to Executive as was the case on the date of the Change-in-Control or which would materially reduce Executive’s benefits in the future under any of such benefit plans or deprive Executive of any material benefits enjoyed by Executive at the time of the Change-in-Control; provided, however, that any such action or inaction on the part of the Employer, including any modification, cancellation or termination of any benefits plan, undertaken in order to maintain such plan in compliance with any federal, state or local law or regulation governing benefits plans, including, but not limited to, the Employment Retirement Income Security Act of 1974, shall not constitute Good Reason for the purposes of this Agreement; and

(D)          the failure by the Employer to obtain from any successor to the Employer an agreement to be bound by this Agreement pursuant to Section 16 hereof, which has not been cured within 30 days after the notice of the failure (specifying the same) has been given by Executive to the Employer.

(iii)          Without Good Reason.  Executive shall have the right to terminate his employment hereunder without Good Reason, subject to the terms and conditions of this Agreement.

(c)   Definitions.  The following terms shall be defined as set forth below.

(i)            A “Change-in-Control” shall be deemed to have occurred if:

(A)          any Person, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”)) of such Person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer or SL Green Operating Partnership, L.P. (the “OP”) representing 25% or more of either (1) the combined voting power of the Employer’s and/or OP’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) or (2) the then outstanding shares of all classes of stock of the Employer or OP (in either such case other than as a result of the acquisition of securities directly from the Employer or OP); or

(B)           the members of the Board at the beginning of any consecutive 24-calendar-month period commencing on or after the date hereof (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Employer’s stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director; or

(C)           the stockholders of the Employer shall approve (1) any consolidation or merger of the Employer or any subsidiary where the stockholders of the Employer, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate at least 50% of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (2) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Employer, if the shareholders of the Employer and unitholders of the OP taken as a whole and considered as one class immediately before such transaction own, immediately after consummation of such transaction, equity securities and partnership units possessing less than 50% percent of the surviving or acquiring company and partnership taken as a whole or (3) any plan or proposal for the liquidation or dissolution of the Employer.

Notwithstanding the foregoing, a “Change-in-Control” shall not be deemed to have occurred for purposes of the foregoing clause (A) solely as the result of an acquisition of securities by the Employer which, by reducing the number of shares of stock or other Voting Securities outstanding, increases (x) the proportionate number of shares of stock of the Employer beneficially owned by any Person to 25% or more of the shares of stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to 25% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any Person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional stock of the Employer or other Voting Securities (other than pursuant to a share split, stock dividend, or similar transaction), then a “Change-in-Control” shall be deemed to have occurred for purposes of the foregoing clause (A).

(ii)           “Person” shall have the meaning used in Sections 13(d) and 14(d) of the Exchange Act; provided however, that the term “Person” shall not include (A) Stephen L. Green, (B) Executive or (C) the Employer, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Employer or any of its subsidiaries.  In addition, no Change-in-Control shall be deemed to have occurred under clause (i)(A) above by virtue of a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming a beneficial owner as described in such clause, if any individual or entity described in clause (A), (B) or (C) of the foregoing sentence is a member of such group.

(d)   Notice of Termination.  Any termination of Executive’s employment by the Employer or by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, as applicable, shall set forth in reasonable detail the fact and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

7.     Compensation Upon Termination.

(a)   Termination By Employer Without Cause or By Executive With Good Reason.  If (x) Executive is terminated by the Employer without Cause pursuant to Section 6(a)(iv) above, or (y) Executive shall terminate his employment hereunder with Good Reason pursuant to Section (6)(b)(ii) above, then the Employment Period shall terminate as of the effective date set forth in the written notice of such termination (the “Termination Date”) and Executive shall be entitled to the following payment and benefits:

(i)            Executive shall receive any earned and accrued but unpaid Base Salary on the Termination Date, and any earned and accrued but unpaid incentive compensation and bonuses payable at such times as would have applied without regard to such termination.

(ii)           The Employer shall continue to pay Executive’s Base Salary (at the rate in effect on the date of his termination) and annual performance bonus (based on the average amount paid for the immediately preceding two years) for the remaining term of the Employment Period after the date of Executive’s termination, on the same periodic payment dates as payment would have been made to Executive had the Employment Period not been terminated for the remaining term of the Employment Period after the date of Executive’s termination; provided, however, that if such termination occurs upon or following a Change-in-Control, the Employer shall continue to pay Executive’s Base Salary (at the rate in effect on the date of his termination) and annual performance bonus (based on the highest amount paid for the two preceding years) for the greater of 18 months or the remaining term of the Employment Period after the date of Executive’s termination, on such periodic payment dates.

(iii)          Executive shall continue to receive all benefits described in Section 3(f) existing on the date of termination for a period of three years to follow the Termination Date, subject to the terms and conditions upon which such benefits may be offered to continuing senior executives from time to time.  For purposes of the application of such benefits, Executive shall be treated as if he had remained in the employ of the Employer with a Base Salary at the rate in effect on the date of termination.  For purposes of vesting under the Employer’s Outperformance Plan, without limiting any other rights that Executive may have under the Employer’s Outperformance Plan, Executive shall be treated as if he had remained in the employ of the Employer for 12 months after the date of termination.  Notwithstanding the foregoing, (A) nothing in this Section 7(a)(iii) shall restrict the ability of the Employer to amend or terminate the plans and programs governing the benefits described in Section 3(f) from time to time in its sole discretion, and (B) the Employer shall in no event be required to provide any benefits otherwise required by this Section 7(a)(iii) after such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

(iv)          Any unvested shares of restricted stock (i.e., shares then still subject to restrictions under the applicable award agreement) granted to Executive by the Employer shall become vested (i.e., free from such restrictions) and, as applicable, Executive shall be entitled to receive the amount described in the last sentence of Section 3(d) (for the avoidance of doubt, the foregoing provisions of this sentence shall not refer to grants under the Employer’s Outperformance Plan, which shall apply in accordance with its terms as in effect from time to time), and any unexerciseable or unvested stock options granted to Executive by the Employer shall become vested and exercisable on the date of Executive’s termination.  Any unexercised stock options granted to Executive by the Employer shall remain exercisable until the second January 2 to follow the Termination Date or, if earlier, the expiration of the initial applicable term stated at the time of the grant.

Other than as may be provided under Section 3(i) or 4 or as expressly provided in this Section 7(a), the Employer shall have no further obligations hereunder following such termination.

(b)   Termination By the Employer For Cause or By Executive Without Good Reason.  If (i) Executive is terminated by the Employer for Cause pursuant to Section 6(a)(iii) above, or (ii) Executive voluntarily terminates his employment hereunder without Good Reason pursuant to Section 6(b)(ii) above, then the Employment Period shall terminate as of the effective date set forth in the written notice of such termination (the “Termination Date”) and Executive shall be entitled to receive his earned and accrued but unpaid Base Salary at the rate then in effect until the Termination Date.  In addition, in such event, Executive shall be entitled (i) to receive any earned and accrued but unpaid incentive compensation or bonuses, payable at such times as would have applied without regard to such termination, except that, notwithstanding the foregoing, no amounts shall be payable under this clause (i) in the case of a termination by the Employer for Cause under clause (i) or (ii) of Section 6(a)(iii) (for the avoidance of doubt, the foregoing provisions of this clause (i) shall not refer to grants under the Employer’s Outperformance Plan, which shall apply in accordance with its terms as in effect from time to time), (ii) to exercise any options which have vested as of the termination of Executive’s employment and are exercisable to the extent provided by and otherwise in accordance with the terms of the applicable option grant agreement or plan, and (iii) to retain any restricted shares of the Employer’s stock which have vested as of the termination of Executive’s employment.  Other than  as may be provided under Section 3(i) or 4 or as expressly provided in this Section 7(b), the Employer shall have no further obligations hereunder following such termination.

(c)   Termination by Reason of Death.  If Executive’s employment terminates due to his death, (i) the Employer shall pay Executive’s Base Salary plus any applicable pro rata portion of the annual performance bonus described in Section 3(b) above for a period of six months from the date of his death, or such longer period as the Board may determine, to Executive’s estate or to a beneficiary designated by Executive in writing prior to his death, and (ii) such estate or beneficiary shall be entitled to any proceeds from applicable life insurance on the life of Executive (or alternative coverage) as contemplated by Section 3(h).  In the case of such a termination, (i) 22,500 of the 127,500 shares of restricted stock granted to Executive before the date hereof if then unvested shall fully vest, and (ii) as applicable, Executive shall be entitled to receive the cash amount described in the last sentence of Section 3(d) with respect to the restricted shares referenced in such Section 3(d) (for the avoidance of doubt, the foregoing clauses (i) and (ii) shall not refer to grants under the Employer’s Outperformance Plan, which shall apply in accordance with its terms as in effect from time to time).  Furthermore, upon such death, any vested unexercised stock options granted to Executive shall remain vested and exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired, or (B) the second January 1 after the date of Executive’s termination due to his death.  Other than as may be provided under Section 3(i) or 4 or as expressly provided in this Section 7(c), the Employer shall have no further obligations hereunder following such termination.

(d)   Termination by Reason of Disability.  In the event that Executive’s employment terminates due to his disability as defined in Section 6(a)(ii) above, Executive shall be entitled to be paid his Base Salary plus any applicable pro rata portion of the annual performance bonus described in Section 3(b) above for a period of six months from the date of such termination, or for such longer period as such benefits are then provided with respect to other senior executives of the Employer.  In the case of such a termination, (i) Executive shall be credited with six months after termination under any provisions governing restricted stock or options relating to the vesting or initial exercisability thereof, except that, as to the 127,500 shares of restricted stock granted before the date hereof, such shares shall fully vest, (ii) if such six months of credit would fall within a vesting period, a pro rata portion of the unvested shares of restricted stock granted to Executive that otherwise would have become vested upon the conclusion of such vesting period shall become vested on the date of Executive’s termination due to his disability, and a pro rata portion of the unvested or unexercisable stock options granted to Executive that otherwise would have become vested or exercisable upon the conclusion of such vesting period shall become vested and exercisable on the date of Executive’s termination due to such disability, and (iii) as applicable, Executive shall be entitled to receive the cash amount described in the last sentence of Section 3(d) with respect to the restricted shares referenced in such Section 3(d) (for the avoidance of doubt, the foregoing clauses (i), (ii) and (iii) shall not refer to grants under the Employer’s Outperformance Plan, which shall apply in accordance with its terms as in effect from time to time).  Furthermore, upon such disability, any vested unexercised stock options granted to Executive shall remain vested and exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired, or (B) the second January 1 after the date of Executive’s termination due to his disability.  Other than as expressly provided in this Section 7(d), the Employer shall have no further obligations hereunder following such termination.

8.     Confidentiality; Prohibited Activities.  Executive and the Employer recognize that due to the nature of his employment and relationship with the Employer, Executive has access to and develops confidential business information, proprietary information, and trade secrets relating to the business and operations of the Employer.  Executive acknowledges that (i) such information is valuable to the business of the Employer, (ii) disclosure to, or use for the benefit of, any person or entity other than the Employer, would cause irreparable damage to the Employer, (iii) the principal businesses of the Employer are the acquisition, development, management, leasing or financing of any office real estate property, including without limitation the origination of first-mortgage and mezzanine debt or preferred equity financing for real estate projects throughout the United States (collectively, the “Business”), (iv) the Employer is one of the limited number of persons who have developed a business such as the Business, and (v) the Business is national in scope.  Executive further acknowledges that his duties for the Employer include the duty to develop and maintain client, customer, employee, and other business relationships on behalf of the Employer; and that access to and development of those close business relationships for the Employer render his services special, unique and extraordinary.  In recognition that the good will and business relationships described herein are valuable to the Employer, and that loss of or damage to those relationships would destroy or diminish the value of the Employer, and in consideration of the compensation (including severance) arrangements hereunder, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by Executive, Executive agrees as follows:

(a)   Confidentiality.  During the term of this Agreement (including any renewals), and at all times thereafter, Executive shall maintain the confidentiality of all confidential or proprietary information of the Employer (“Confidential Information”), and, except in furtherance of the business of the Employer or as specifically required by law or by court order, he shall not directly or indirectly disclose any such information to any person or entity; nor shall he use Confidential Information for any purpose except for the benefit of the Employer.  For purposes of this Agreement, “Confidential Information” includes, without limitation:  client or customer lists, identities, contacts, business and financial information (excluding those of Executive prior to employment with Employer); investment strategies; pricing information or policies, fees or commission arrangements of the Employer; marketing plans, projections, presentations or strategies of the Employer; financial and budget information of the Employer; new personnel acquisition plans; and all other business related information which has not been publicly disclosed by the Employer.  This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine readable form or is orally conveyed to, or memorized by, Executive.

(b)   Prohibited Activities.  Because Executive’s services to the Employer are essential and because Executive has access to the Employer’s Confidential Information, Executive covenants and agrees that:

(i)            during the Employment Period, and (x) for the 18-month period following the termination of Executive by either party for any reason, other than by Executive without Good Reason under Section 6(b)(iii), or (y) for the 24-month period following termination by Executive without Good Reason, Executive will not, anywhere in the United States, without the prior written consent of the Board which shall include the unanimous consent of the Directors other than any other officer of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), engage, participate or assist, as an owner, partner, employee, consultant, director, officer, trustee or agent, in any element of the Business, subject, however, to Section 8(c) below; provided, however, that, if the Employment Term terminates upon or after the scheduled expiration of the term of this Agreement (including any renewals) without any early termination under Section 6, the restrictions of this Section 8(b)(i) shall apply for one year (rather than 18 months) following the termination of Executive; and

(ii)           during the Employment Period, and (x) during the two-year period following the termination of Executive by either party for any reason (including the expiration of the term of the Agreement), in the case of clause (A) below, or (y) for the period following such termination during which the restrictions of Section 8(b)(i) are applicable (but in no event longer than 24 months), in the case of clause (B) below, Executive will not, without the prior written consent of the Board which shall include the unanimous consent of the Directors, who are not officers of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), (A) solicit, encourage, or engage in any activity to induce any Employee of the Employer to terminate employment with the Employer, or to become employed by, or to enter into a business relationship with, any other person or entity, or (B) engage in any activity intentionally to interfere with, disrupt or damage the Business of the Employer, or its relationships with any client, supplier or other business relationship of the Employer.  For purposes of this subsection (b)(ii), the term “employee” means any individual who is an employee of or consultant to the Employer (or any affiliate) during the six-month period prior to Executive’s last day of employment.

(c)   Other Investments.  Notwithstanding anything contained herein to the contrary, Executive is not prohibited by this Section 8 from making investments (i) expressly disclosed to the Employer in writing before the date hereof; (ii) solely for investment purposes and without participating in the business in which the investments are made, in any entity that engages, directly or indirectly, in the acquisition, development, construction, operation, management, financing or leasing of office real estate properties, regardless of where they are located, if (x) Executive’s aggregate investment in each such entity constitutes less than one percent of the equity ownership of such entity, (y) the investment in the entity is in securities traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, and (z) Executive is not a controlling person of, or a member of a group which controls, such entity; or (iii) if (A) he has less than a 25% interest in the investment in question, (B) he does not have the role of a general partner or managing member, or any similar role, (C) the investment is not an appropriate investment opportunity for the Employer, and (D) the investment activity is not directly competitive with the businesses of the Employer.

(d)   Employer Property.  Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Employer are the sole property of the Employer (“Employer Property”).  During his employment, and at all times thereafter, Executive shall not remove, or cause to be removed, from the premises of the Employer, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Employer, except in furtherance of his duties under this Agreement.  When Executive terminates his employment with the Employer, or upon request of the Employer at any time, Executive shall promptly deliver to the Employer all originals and copies of Employer Property in his possession or control and shall not retain any originals or copies in any form, except that Executive may retain a copy of his Rolodex or other similar contact list.

(e)   No Disparagement.  For one year following termination of Executive’s employment for any reason, Executive shall not intentionally disclose or cause to be disclosed any negative, adverse or derogatory comments or information about (i) the Employer and its parent, affiliates or subsidiaries, if any; (ii) any product or service provided by the Employer and its parent, affiliates or subsidiaries, if any; or (iii) the Employer’s and its parent’s, affiliates’ or subsidiaries’ prospects for the future.  For one year following termination of Executive’s employment for any reason, the Employer shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about Executive.  Nothing in this Section shall prohibit either the Employer or Executive from testifying truthfully in any legal or administrative proceeding.

(f)    Remedies.  Executive declares that the foregoing limitations in Sections 8(a) through 8(f) above are reasonable and necessary for the adequate protection of the business and the goodwill of the Employer.  If any restriction contained in this Section 8 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope, or other provisions hereof to make the restriction consistent with applicable law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.  In the event that Executive breaches any of the promises contained in this Section 8, Executive acknowledges that the Employer’s remedy at law for damages will be inadequate and that the Employer will be entitled to specific performance, a temporary restraining order or preliminary injunction to prevent Executive’s prospective or continuing breach and to maintain the status quo.  The existence of this right to injunctive relief, or other equitable relief, or the Employer’s exercise of any of these rights, shall not limit any other rights or remedies the Employer may have in law or in equity, including, without limitation, the right to arbitration contained in Section 9 hereof and the right to compensatory and monetary damages.  Executive hereby agrees to waive his right to a jury trial with respect to any action commenced to enforce the terms of this Agreement.  Executive shall have remedies comparable to those of the Employer as set forth above in this Section 8(f) if the Employer breaches Section 8(e).

(g)   Transition.  Regardless of the reason for his departure from the Employer, Executive agrees that at the Employer’s sole costs and expense, for a period of not more than 30 days after termination of Executive, he shall take all steps reasonably requested by the Employer to effect a successful transition of client and customer relationships to the person or persons designated by the Employer, subject to Executive’s obligations to his new employer.

(h)   Cooperation with Respect to Litigation.  During the Employment period and at all times thereafter, Executive agrees to give prompt written notice to the Employer of any claim relating to the Employer and to cooperate fully, in good faith and to the best of his ability with the Employer in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which Executive may have knowledge in connection with or as a result of his employment by the Employer hereunder.  Such cooperation will include all assistance that the Employer, its counsel or its representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness; provided, however, that the Employer will reimburse Executive for all reasonable expenses, including travel, lodging and meals, incurred by him in fulfilling his obligations under this Section 8(h) and, except as may be required by law or by court order, should Executive then be employed by an entity other than the Employer, such cooperation will not materially interfere with Executive’s then current employment.

(i)    Survival.  The provisions of this Section 8 shall survive termination of Executive’s employment any other provisions relating to the enforcement thereof.

9.     Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 8, to the extent necessary for the Employer (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 8(f)) that is not resolved by Executive and the Employer (or its affiliates, where applicable) shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association.  The determination of the arbitrator(s) shall be conclusive and binding on the Employer (or its affiliates, where applicable) and Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

10.   Conflicting Agreements.  Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

11.   No Duplication of Payments.  Executive shall not be entitled to receive duplicate payments under any of the provisions of this Agreement.

12.   Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand and or sent by prepaid telex, cable or other electronic devices or sent, postage prepaid, by registered or certified mail or telecopy or overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(a)   if to Executive:

Marc Holliday, at the address shown on the execution page hereof.

(b)   if to the Employer:

SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170

Attn:  General Counsel

With a copy to:

Clifford Chance US LLP

200 Park Avenue

New York, New York  10166

Attention:  Robert E. King, Jr.

or such other address as either party may from time to time specify by written notice to the other party hereto.

13.   Amendments.  No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the party against whom such amendment, modification or waiver is sought.

14.   Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion hereof) or the application of such provision to any other persons or circumstances.

15.   Withholding.  The Employer shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

16.   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Employer may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, assigns, heirs, distributees, devisees and legatees.

17.   Counterparts.  This Agreement may be executed in one or more  counterparts, all of which shall be considered one and the same  agreement, and shall become effective when one or more such  counterparts have been signed by each of the parties and  delivered to the other party.

18.   Governing Law.  This Agreement shall be governed by and  construed in accordance with the laws of the State of New York  applicable to agreements made and to be performed entirely within  such State, without regard to the conflicts of law principles of  such State.

19.   Choice of Venue.  Executive agrees to submit to the  jurisdiction of the United States District Court for the Southern  District of New York or the Supreme Court of the State of New  York, New York County, for the purpose of any action to enforce  any of the terms of this Agreement.

20.   Parachutes.  Notwithstanding any other provision of this Agreement, if all or any portion of the payments and benefits provided under this Agreement (including without limitation any accelerated vesting), or any other payments and benefits which Executive receives or is entitled to receive from the Employer or an affiliate, or any combination of the foregoing, would constitute an excess “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (whether or not under an existing plan, arrangement or other agreement) (each such parachute payment, a “Parachute Payment”), and would result in the imposition on Executive of an excise tax under Section 4999 of the Code or any successor thereto, then, in addition to any other benefits to which Executive is entitled under this Agreement, Executive shall be paid by the Employer an amount in cash equal to the sum of the excise taxes payable by Executive by reason of receiving Parachute Payments plus the amount necessary to put Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Parachute Payments (including without limitation any payments under this Section 20)) as if no excise taxes had been imposed with respect to Parachute Payments (the “Parachute Gross-up”).  The amount of any payment under this Section 20 shall be computed by a certified public accounting firm of national reputation reasonably selected by the Employer.  Executive and the Employer will provide the accounting firms with all information which any accounting firm reasonably deems necessary in computing the Parachute Gross-up to be made available to Executive.  In the event that the Internal Revenue Service or a court, as applicable, finally and in a decision that has become unappealable, determines that a greater or lesser amount of tax is due, then the Employer shall within five business days thereafter shall pay the additional amounts, or Executive within five business days after receiving a refund shall pay over the amount refunded to the Employer, respectively; provided that (i) Executive shall not initiate any proceeding or other contests regarding these matters, other than at the direction of the

Employer, and shall provide notice to the Employer of any proceeding or other contest regarding these matters initiated by the Internal Revenue Service, and (ii) the Employer shall be entitled to direct and control all such proceeding and other contests, if it commits to and does pay all costs (including without limitation legal and other professional fees) associated therewith.

21.   Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties hereto with  respect to the subject matter hereof and supersedes all prior  agreements and understandings relating to such subject matter.  The parties hereto shall not be liable or bound to any other  party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

22.   Paragraph Headings.  Section headings used in this  Agreement are included for convenience of reference only and will  not affect the meaning of any provision of this agreement.

23.   Board Approval.  Employer represents that the Board has approved the economic terms of this Agreement.

IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first written above, and is being executed on March 10, 2004.

SL GREEN REALTY CORP.

By:
Name:

Title:

Marc Holliday

[to be deleted from all public filings:]

EXHIBIT A

RESTRICTED STOCK AWARD

Plan:  SL Green Realty Corp. Amended 1997 Stock Option and Incentive Plan (the “Plan”)

Grant Date:  January 1, 2004

Total Number of Shares:  302,500 – 175,000 shares issued as of January 1, 2004 (the “New Shares”), in addition to 127,500 shares already outstanding (the “Old Shares”).

Time-Based Vesting:  The shares shall vest if and as employment continues, at the times and in the amounts as set forth below:

July 17, 2004	14,583 shares
July 17, 2005	14,583 shares
July 17, 2006	14,583 shares
July 17, 2007	14,583 shares
July 17, 2008	14,583 shares
July 17, 2009	14,585 shares

Performance Vesting:  In addition, 215,000 shares shall vest (subject to clauses (i) and (ii) below) if and as employment continues, at the times and in the amounts as set forth below:

July 17, 2004	25,417 shares
July 17, 2005	25,417 shares
July 17, 2006	25,417 shares
July 17, 2007	35,417 shares
July 17, 2008	45,417 shares
July 17, 2009	45,417 shares
January 1, 2010	12,498 shares

With respect to such 215,000 shares, such amounts are subject to the achievement of certain annual criteria set forth below:

(i)                                     Such shares shall vest in an applicable year if the Company achieves either (A) a 7% increase in funds from operations on a per-share basis or (B) a 10% total return to shareholders (including all dividends and stock appreciation) on each share of the Company’s Common Stock, during the last fiscal year completed before the applicable Vesting Date.

(ii)                                  If the performance criteria set forth in paragraph (i) above are not achieved in the fiscal year immediately preceding the applicable Vesting Date, the shares that did not vest in such year may still vest upon the satisfaction of the performance criteria on a cumulative basis beginning with the “Applicable Period” (as defined below).  If the cumulative performance measures are satisfied, then any shares that failed to vest during such prior year shall vest as of the applicable Vesting Date.

Notwithstanding the foregoing, if the performance criteria set forth in paragraph (i) above for a particular year are not met, but the Company’s total return to shareholders is in the top one-third of its peer group companies (as to be determined for such year by the committee administering the Plan in its sole discretion) during the last fiscal year completed immediately prior to the applicable Vesting Date, then the shares that otherwise would have vested on such Vesting Date shall vest.  For these purposes, (x) with respect to the 87,500 New Shares, the “Applicable Period” is the period commencing on the first day of the fiscal year commencing in 2003 and ending with the then-current fiscal year, (y) with respect to the 127,500 Old Shares, the “Applicable Period” is the period commencing on the first day of the fiscal year commencing in 2001 and ending with the then-current fiscal year, and (z) the shares potentially vesting on each vesting date covering the shares subject to performance vesting shall be considered to be a pro rata amount of each of the shares subject to clause (x) and the shares subject to clause (y).